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                                                    EXHIBIT 8(p)

                               SINGLE PAYMENT NOTE

$75,000,000.00                                                     July 31, 2000

     For value received, the Obligor promises to pay to the order of SunTrust Bank f/k/a SunTrust Bank, Atlanta (the "Bank"), on the Termination Date, the principal sum of

                  SEVENTY FIVE MILLION DOLLARS ($75,000,000.00)

or such lesser amount of loans as may from time to time, at the Bank's sole discretion, be advanced or, upon repayment, readvanced by the Bank hereunder together with interest from the date hereof on the unpaid principal balance at such annual rate or rates of interest as shall be computed and paid in accordance with the terms and conditions hereinafter set forth. "Termination Date" shall mean the earlier of: (a) July 30, 2001 or such later date as the then existing Termination Date may be extended by the Bank in its sole discretion by notice to the Obligor, PROVIDED that the failure of the Bank to give such notice shall be deemed to mean that the then existing Termination Date has not been so extended.

     This note evidences the obligation of the Obligor to repay, with interest, any and all present and future indebtedness of the Obligor for loans at any time hereafter made or extended by the Bank hereunder up to the aggregate principal amount of $75,000,000 at any time outstanding. The payment of any indebtedness evidenced by this note shall not affect the enforceability of this note as to any future, different or other indebtedness evidenced hereby.

     The Obligor acknowledges and agrees that Southland Life Insurance Company ("Southland"), Life Insurance Company of Georgia ("LICG"), ING America Life Corporation ("America Life"), Security Life of Denver Insurance Company ("Security Life"), First Columbine Life Insurance Company ("Columbine"), Midwestern United Life Insurance Company ("Midwestern"), First ING Life Insurance Company of New York ("First ING New York"), United Life & Annuity Insurance Company ("United Life"), Ameribest Life Insurance Company ("Ameribest"), Equitable Life Insurance Company of Iowa ("Equitable Life"), USG Annuity and Life Insurance Company ("USG"), Equitable American Insurance Company ("Equitable American"), Locust Street Securities, Inc. ("Locust Street"), First Golden American Life Insurance Company of New York ("First Golden"), Equitable of Iowa Companies, Inc. ("Equitable of Iowa"), and the Obligor are all direct or indirect subsidiaries of ING America Insurance Holdings, Inc. ("America Holdings") or ING Insurance International B.V. ("ING International"). On the date that this note is being executed, Columbine, Security Life, America Life, Southland, Equitable Life, USG, and America Holdings are executing separate notes to the Bank in the maximum principal amount of $100,000,000 each; LICG and United Life are executing a separate note to the Bank in the maximum principal amount of $75,000,000; Equitable of Iowa is executing a separate note to the Bank in the maximum principal amount of $50,000,000; First ING New York, Locust Street, First Golden and Ameribest are executing separate notes to the Bank in the maximum principal amount of $10,000,000 each; Midwestern is executing a separate note to the Bank in the maximum principal amount of $30,000,000; and Equitable American is executing a separate note to the Bank in the maximum principal amount of $25,000,000, each of which notes are substantially similar to this note (the "Affiliate Notes"). Obligor agrees that the aggregate unpaid principal balance from time to time outstanding on this note plus the aggregate unpaid principal balance from time to time outstanding on the Affiliate Notes will at no time exceed $150,000,000. Obligor will not request any disbursement of principal under this note if, after such disbursement, the unpaid principal balance of this note plus the aggregate unpaid principal of the Affiliate Notes will exceed $150,000,000.

     If the Obligor desires a disbursement of principal hereunder (an "Advance") the Obligor shall give the Bank written or telephonic notice of the amount of such Advance and the period of time from one (1) day to thirty (30) days that such Advance shall be outstanding (the "Interest Period"), provided, however,
(a) if any Interest Period would otherwise end on a day which is not a day on which the Bank and commercial banks in New York, New York, are open for business (a "Business Day"), that Interest Period shall be extended through the next succeeding day which is a Business Day, and (b) no Interest Period shall extend beyond the Termination Date of this note. Such written or telephonic notice with respect to the amount of an Advance and the Interest Period to be applicable thereto shall be given to the Bank by the Obligor before one o'clock p.m. Atlanta time, on the first Business Day of the applicable Interest Period. All telephonic notices shall be promptly confirmed in writing.


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     The  Obligor  shall  pay  interest  upon  each  Advance  from  the  date of disbursement through the last day of the applicable Interest Period (including the date of disbursement but excluding the date of repayment) at a rate per annum, calculated on the basis of a 360-day year and upon the actual number of days elapsed, equal to either of the following rates of interest as selected by the Obligor: (1) the per annum rate of interest equal to the cost of funds of
Bank  for  the  Interest   Period   applicable   to  such  Advance  for  amounts
substantially similar to the amount of such Advance PLUS 0.225% all as determined by Bank in accordance with its usual practices in determining its cost of funds (the "Cost of Funds Rate") or (2) a per annum rate of interest that would be applicable to the requested Advance as quoted by the Bank to the Obligor (the "Quoted Rate"). Unpaid interest accruing at either of such rates will be due and payable on the last Business Day of the applicable Interest Period. The Bank will advise the Obligor of the Cost of Funds Rate and the Quoted Rate that will be applicable to a requested Advance before 1:30 p.m. Atlanta time on the Business Day that the Bank receives a request for an Advance from the Obligor. The Obligor will advise the Bank as to whether the Obligor has selected the Cost of Funds Rate or the Quoted Rate before 2:00 p.m. Atlanta time on the Business Day that the Bank receives a request for an Advance from the Obligor. Any telephonic selection of interest rates by the Obligor will promptly be confirmed in writing. The Bank will promptly disburse the amount of an Advance to the Obligor upon receiving notice of the Obligor's interest rate selection. Unpaid interest accruing at such interest rate will be due and payable on the last Business Day of the applicable Interest Period.

     The Obligor shall repay the entire outstanding principal balance of each Advance on the last Business Day of the Interest Period applicable thereto.

     The Obligor may on any Business Day renew an outstanding Advance into an Advance with the same or different Interest Period, provided that the Bank must be advised of the Obligor's election to renew the Advance and the Interest Period applicable to such renewal before one o'clock p.m. on the last Business Day of the then current Interest Period. The interest rate to be applicable to the renewal of any Advance shall be selected in the same manner that the interest rate is selected at the time an Advance is made. If no Interest Period has been elected for any Advance or for any principal balance outstanding hereunder, or if such election shall not be timely, then the Interest Period with respect thereto shall be deemed to be one day and the applicable interest rate shall be the Cost of Funds Rate. NOTWITHSTANDING THE FOREGOING, ANY SUCH RENEWAL SHALL BE AT THE BANK'S SOLE DISCRETION.

    No prepayment of any Advance shall be permissible during the Interest Period applicable thereto.

    Should the Obligor fail for any reason to pay this note in full on the Termination Date or on the date of acceleration of payment, the Obligor further promises to pay interest on the unpaid amount from such date until the date of final payment at a Default Rate equal to the Prime Rate plus 4%. Should legal action or an attorney at law be utilized to collect any amount due hereunder, the Obligor further promises to pay all costs of collection, plus reasonable attorney's fees. All amounts due hereunder may be paid at any office of Bank. The principal balance of this note shall conclusively be deemed to be the unpaid principal balance appearing on the Bank's records unless such records are manifestly in error.

    As security for the payment of this and any other liability of the Obligor to the holder, direct or contingent, irrespective of the nature of such liability or the time it arises, the Obligor hereby grants a security interest to the holder in all property of the Obligor in or coming into the possession, control or custody of the holder, or in which the holder has or hereafter acquires a lien, security interest, or other right. Upon default, holder may, without notice, immediately take possession of and then sell or otherwise dispose of the collateral, signing any necessary documents as Obligor's attorney in fact, and apply the proceeds against any liability of Obligor to holder. Upon demand, the Obligor will furnish such additional collateral, and execute any appropriate documents related thereto, deemed necessary by the holder for its security. The Obligor further authorizes the holder, without notice, to set-off any deposit or account and apply any indebtedness due or to become due from the holder to the Obligor in satisfaction of any liability described in this paragraph, whether or not matured. The holder may, without notice, transfer or register any property constituting security for this note into its or its nominee name with or without any indication of its security interest therein.



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     This note shall  immediately  mature and  become due and  payable,  without notice or demand, upon the appointment of a receiver for the Obligor or upon the filing of any petition or the commencement of any proceeding by the Obligor for relief under any bankruptcy or insolvency laws, or any law relating to the relief of debtors, readjustment of indebtedness, debtor reorganization, or composition or extension of debt. Furthermore, this note shall, at the option of the holder, immediately mature and become due and payable, without notice or demand, upon the happening of any one or more of the following events; (1) nonpayment on the due date of any amount due hereunder; (2) failure of the Obligor to perform any other material obligation to the holder; (3) if the Obligor shall fail to make any payment as and when such payment is due upon any obligation for borrowed money other than the obligation owing pursuant to this Note, and by reason thereof such obligation becomes due prior to its stated maturity or prior to its regularly scheduled dates of payment; (4) a reasonable belief on the part of the holder that the Obligor is unable to pay its obligations when due or is otherwise insolvent; (5) the filing of any petition or the commencement of any proceeding against the Obligor for relief under bankruptcy or insolvency laws, or any law relating to the relief of debtors, readjustment of indebtedness, debtor reorganization, or composition or extension of debt, which petition or proceeding is not dismissed within 60 days of the date of filing thereof; (6) the suspension of the transaction of the usual business of the Obligor, or the dissolution, liquidation or transfer to another party of a significant portion of the assets of the Obligor and any such action shall have a material adverse effect on the ability of the Obligor to repay the unpaid principal balance hereof; (7) a reasonable belief on the part of the holder that the Obligor has made a representation or warranty in connection with any loan by or other transaction with the holder and such representation or warranty was false in any material respect; (8) the issuance or filing of any levy, attachment, garnishment, or lien against the property of the Obligor which shall remain unpaid or undischarged for a period of thirty (30) days and such failure to pay shall have a material adverse effect on the ability of the Obligor to repay the unpaid principal balance hereof; (9) the failure of the Obligor to satisfy any judgment, penalty or fine imposed by a court or administrative agency of any government and such judgment, penalty, or fine shall remain unpaid, unstayed on appeal, undischarged or undismissed for a period of thirty (30) days; (10) failure of the Obligor, after demand, to furnish financial information or to permit inspection of any books or records during Obligor's normal business hours; (11) Equitable of Iowa shall no longer own 100% of the outstanding voting stock of the Obligor, or (12) the Obligor shall fail to maintain the minimum level of Company Action Level Risk Based Capital as established by applicable state law or regulation.

     The failure or forbearance of the holder to exercise any right hereunder, or otherwise granted by law or another agreement, shall not affect or release the liability of the Obligor, and shall not constitute a waiver of such right unless so stated by the holder in writing. The Obligor agrees that the holder shall have no responsibility for the collection or protection of any property securing this note, and expressly consents that the holder may from time to time, without notice, extend the time for payment of this note, or any part thereof, waive its rights with respect to any property or indebtedness without releasing the Obligor from any liability to the holder. This note is governed by Georgia law.

     The term "Obligor" means Golden American Life Insurance Company. The term "Prime Rate", if used herein, shall mean that rate of interest designated by Bank from time to time as its "Prime Rate" which rate is not necessarily the Bank's best rate. The term "holder" means Bank and any subsequent transferee or endorsee hereof.

             PRESENTMENT AND NOTICE OF DISHONOR ARE HEREBY WAIVED BY THE OBLIGOR

                                          GOLDEN AMERICAN LIFE INSURANCE COMPANY


                                     By:/s/ David S. Pendergrass
                                        ----------------------------------------
                                        Name: David S. Pendergrass
                                        Title: Vice President and Treasurer

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